EXHIBIT 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of January 9, 2026 by and between the Terence E. Adderley Revocable Trust K (“Seller”) and Hunt Equity Opportunities, LLC, a Delaware limited liability company (the “Purchaser”).

Seller and the Purchaser are sometimes each referred to herein as a “Party” and collectively as the “Parties.” This Agreement, and any agreements and documents that may be required to implement the transactions contemplated by this Agreement, are referred to herein as the “Transaction Documents.”

RECITALS:

WHEREAS, Seller owns 3,039,940 shares of Class B Common Stock, par value $1.00 per share (the “Shares”) of Kelly Services, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

PURCHASE AND SALE

Section 1.1               Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, at the closing of the sale of the Shares (the “Closing”), which shall take place remotely by electronic exchange of executed documents following the satisfaction or waiver of the conditions set forth in Section 1.3 (other than those conditions that by their terms or nature are to be satisfied by performance at the Closing; provided that such conditions are satisfied at the Closing) and at such time as determined by the Purchaser upon three (3) business days prior written notice to Seller (such date, the “Closing Date”); provided, that if the conditions set forth in Section 1.3 are satisfied or waived prior to January 30, 2026, (i) the Closing Date shall occur no later than January 30, 2026 (unless mutually agreed by all Parties), and (ii) if the Purchaser has not delivered notice designating a Closing Date by 5:00 p.m. (New York City time) on January 27, 2026, notice shall be deemed to have been delivered by the Purchaser as of such date designating January 30, 2026 as the Closing Date, Seller shall sell and deliver to the Purchaser all of the Shares for an aggregate purchase price of $106,000,000 (the “Purchase Price”), free and clear of all liens or encumbrances (except for restrictions arising under all applicable laws regulating securities or takeover matters (“Securities Laws”) or created by virtue of this Agreement). The transfer of legal ownership of the Shares is effective immediately upon the Closing.

Section 1.2               Closing Deliveries.

(a)                At the Closing, Purchaser shall deliver or cause to be delivered to Seller, each of the following:

(i)                  The Purchase Price to Seller in cash by wire transfer of immediately available funds to an account designated by Seller; and

(ii)                  The certificate referred to in Section 1.3(c)(iii).

(b)                At the Closing, Seller shall deliver or cause to be delivered to Purchaser, each of the following:

(i)                  Duly executed instructions to its broker to transfer the Shares to a brokerage account designated by Purchaser (and any other documentation necessary to effect such transfer); and

(ii)                  The certificate referred to in Section 1.3(b)(v).

Section 1.3               Conditions to Closing.

(a)           The obligations of each of the Purchaser and Seller to consummate the transactions contemplated by this Agreement (the “Transactions”) are subject to the satisfaction, or waiver by written consent of Purchaser and Seller, of each of the following conditions as of immediately prior to the Closing:

(i)      No law, legal proceeding or order of any governmental entity shall be in effect as of the Closing which would have the effect of: (x) making the consummation of the Transactions illegal or (y) otherwise prohibiting the consummation of the Transactions.

(b)           The obligations of the Purchaser to consummate the Transactions are subject to the satisfaction or waiver in writing by the Purchaser of each of the following conditions as of immediately prior to and at the Closing:

(i)      The representations and warranties of Seller set forth in Section 2.1 shall be true and correct other than any de minimis inaccuracies as of the date hereof and the Closing Date as though made on and as of such date (except to the extent any such representation or warranty expressly relates to and is made as of an earlier date (in which case solely as of such earlier date)).

(ii)      Seller shall have performed or complied in all material respects with all of the covenants, obligations and agreements required to be performed or complied with by it or them under this Agreement as of or prior to the Closing.

(iii)      Since the date of this Agreement:

(1)          The Company shall not have amended or revised, nor proposed that the Company stockholders amend or revise, the organizational documents of the Company, including the Company’s certificate of incorporation and bylaws as were in effect and filed with the Company’s most recent quarterly report on Form 10-Q for the quarterly period ended September 28, 2025;

(2)          The board of directors of the Company (the “Company Board”) shall not have taken any action to set a record date for, call or hold an annual meeting in a manner that is inconsistent with past practice;

(3)          The Company Board shall not have declared, set a record date for or paid any dividend apart from its ordinary course cash dividend consistent with past practice;

(4)          The Company Board shall not have adopted a stockholder rights plan (or other similar arrangement); and

(5)          The Company Board shall not have taken any actions or steps in furtherance of any offering or issuance of equity securities of the Company, including making any securities filings or entering into any purchase agreements related thereto, other than the ordinary course issuance of (a) shares of Class A Common Stock or options to purchase Class A Common Stock of the Company (“Class A Stock”) to employees of the Company in amounts consistent with past practice or (b) shares of Class A Stock issued upon exercise of an existing option.

(iv)      The Shares represent (i) at least 92% of issued and outstanding Class B Common Stock of the Company and (ii) at least 92% of the total voting interest of the Company.

(v)      Seller shall have delivered to the Purchaser a certificate dated as of the Closing Date and signed by an authorized signatory of Seller confirming the satisfaction of the conditions set forth in Sections 1.3(b)(i) – (iv).

(c)           The obligations of Seller to consummate the Transactions is subject to the satisfaction or waiver in writing by Seller of each of the following conditions as of immediately prior to and at the Closing:

(i)      The representations and warranties of the Purchaser set forth in Section 2.2 shall be true and correct other than any de minimis inaccuracies as of the date hereof and the Closing Date as though made on and as of such date (except to the extent any such representation or warranty expressly relates to and is made as of an earlier date (in which case solely as of such earlier date)).

(ii)      The Purchaser shall have performed or complied in all material respects with all of the covenants, obligations and agreements required to be performed or complied with by it or them under this Agreement as of or prior to the Closing.

(iii)      The Purchaser shall have delivered to Seller a certificate dated as of the Closing Date and signed by an authorized signatory of Seller confirming the satisfaction of the conditions set forth in Section 1.3(c)(i) and Section 1.3(c)(ii).

Section 1.4               Earnout.

(a)           If at any time within the 48-month period following the Closing Date (the “Earnout Period”), the Company’s Market Capitalization is greater than or equal to $1,200,000,000, the Purchaser shall pay to the Seller an amount equal to $15,199,700 (the “Earnout Payment”).

For purposes of this Section 1.4:

“Market Capitalization” shall mean, as of any trading day, the aggregate equity market capitalization of the Company, calculated by multiplying (a)(i) the average number of outstanding shares of Company Class A Common Stock, par value $1.00 (the “Company Class A Common Stock”) for the thirty (30) trading days preceding such date, plus (ii) the average number of outstanding shares of Company Class B Common Stock for the thirty (30) trading days preceding such date, by (b) the trailing 30-Day VWAP on the date of calculation.

“30-Day VWAP” shall mean, as of any date, the volume weighted average trading price per share of Company Class A Common Stock, or any successor security thereto (rounded to the nearest second decimal place) on the Nasdaq or any other national exchange upon which the Company Class A Common Stock or any successor security thereto is traded (as reported by Bloomberg L.P. (or its successor), or if not available, by another authoritative source mutually agreed by Seller and the Purchaser) from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on the last trading date immediately preceding such date.

(b)           Upon the achievement of the Earnout Payment, the Purchaser shall provide prompt notice (and in any event within three (3) business days) of the achievement of the Earnout Payment to Seller (the “Earnout Notice”). Within five (5) business days of its receipt of the Earnout Notice, Seller shall designate an account for the payment of the Earnout Payment (the “Payment Account”), and the Purchaser shall make prompt payment (and in any event within three (3) business days of the designation of the Payment Account) of the Earnout Payment by wire transfer of immediately available funds to such account designated by Seller.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1               Representations and Warranties of Seller. Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)           Due Formation. Seller is a trust duly organized, validly existing and in good standing under the laws of the state of Michigan.

(b)           Authority. Seller has full power and authority to (i) enter into, execute and deliver this Agreement and other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by Seller pursuant to this Agreement and other Transaction Documents, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transactions without any other action necessary to authorize such execution, delivery, performance or consummation. The execution and delivery by Seller of this Agreement and other Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite actions on its part.

(c)           Valid Agreement. Each of the Transaction Documents has been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

(d)           Valid Issuance of the Shares. Seller is the sole record and beneficial owner of the Shares. Seller has good and valid title to the Shares, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively, “Liens”), except for restrictions arising under Securities Laws or created by virtue of this Agreement, and upon delivery will transfer to the Purchaser good and valid title to the Shares, free and clear of all Liens.

(e)           Non-contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will violate (i) any provision of the organizational documents of Seller, (ii) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which Seller is subject, or (iii) any contracts or agreements to which Seller is a party. There is no action, suit or proceeding, pending or threatened against Seller that questions the validity of this Agreement or any other Transaction Document or the right of Seller to enter into this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby.

Section 2.2               Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, as follows:

(a)           Due Formation. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)           Authority. The Purchaser has full power and authority to (i) enter into, execute and deliver the Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to the Transaction Documents (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transactions. The execution and delivery by the Purchaser of the Transaction Documents, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite actions on its part.

(c)           Valid Agreement. Each of the Transaction Documents has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

(d)           Non-contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject. There is no action, suit or proceeding, pending or, threatened against the Purchaser that questions the validity of this Agreement or other Transaction Documents or the right of the Purchaser to enter into this Agreement or other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(e)                Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(f)                 Investment Purpose. The Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares in violation of the Securities Act.

(g)                Financial Sophistication. The Purchaser has the capacity to protect its own interests in connection with the purchase of the Shares by virtue of the business or financial expertise of the Purchaser or of professional advisors to the Purchaser who are unaffiliated with and who are not compensated by Seller, the Company or any of their respective affiliates, directly or indirectly.

(h)                Independent Investigation. The Purchaser acknowledges that it has had an opportunity to consult its own tax, legal and financial advisors regarding the purchase of the Shares pursuant to this Agreement and has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Shares and the transaction contemplated hereby.

(i)                 Rule 144. The Purchaser represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect, understands that its acquisition of the Shares from Seller will result in it holding “restricted securities” within the meaning of Rule 144 and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser also understands that at the time the Purchaser wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the current public information requirements of Rule 144 may not be satisfied with respect to the Shares, and that, in such event, the Purchaser may be precluded from selling the Shares under Rule 144 even if the minimum holding period required has been satisfied.

(j)                 Sanctions. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners, is (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive trade and economic sanctions administered by the United States (collectively, “Sanctions” and such countries, “Restricted Countries”); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions.

(k)                Money Laundering. The Purchaser is and has always been conducting operations at all times in compliance with all applicable money-laundering laws administered or enforced by any governmental authority in jurisdictions where the Purchaser and its affiliates operate.

(l)                 No Other Representations. The Purchaser acknowledges and agrees that in making the decision to purchase the Shares under this Agreement, the Purchaser has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement and in the attachments and exhibits to this Agreement.

Article III

COVENANTS

Section 3.1               Public Announcements. The Parties agree that no press release or public announcement concerning the Transactions shall be issued or made by or on behalf of the Purchaser, on the one hand, without the prior consent of Seller, or by or on behalf of Seller, on the other hand, without the prior consent of the Purchaser, provided, that (a) the Purchaser may make announcements from time to time to its employees, customers, suppliers and other business relations, and otherwise as it may reasonably determine is necessary to comply with the requirements of any agreement to which it is a party and (b) the provisions of this Section 3.1 will not prohibit any disclosure required by any applicable law (in which case the disclosing Party will provide the other Party, if permitted by applicable law, with the opportunity to review and comment in advance of such disclosure) or any obligation or other requirement of any listing agreement with any national securities exchange or stock market.

Section 3.2               Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 3.2), each of the Purchaser and Seller shall use its reasonable best efforts to cause the conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable, subject to the provisions of Section 1.1. Without limiting the generality of the foregoing, each of the Purchaser and Seller shall not take any action that would prevent or materially delay the consummation of the Transactions on and subject to the terms and conditions set forth herein.

Article IV

TERMINATION

Section 4.1               Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to or at the Closing, as follows:

(a)           by mutual written consent of the Purchaser and Seller;

(b)           at the election of the Purchaser, if any representation, warranty, covenant or obligation of Seller is not true and accurate or has been breached, violated or not performed, in each case, such that any condition precedent set forth in Section 1.3(a) or Section 1.3(b) would not be satisfied and such breach, violation or failure cannot be cured or (if curable) has not been cured by within thirty (30) days after the Purchaser gives written notice of such breach, violation or failure to Seller; provided, further, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to the Purchaser if the Purchaser is then in material breach of this Agreement;

(c)           at the election of Seller, if any representation, warranty, covenant or obligation of the Purchaser is not true and accurate or has been breached, violated or not performed, in each case, such that any condition precedent set forth in Section 1.3(a) or Section 1.3(c) would not be satisfied and such breach, violation or failure cannot be cured or (if curable) has not been cured by within thirty (30) days after Seller gives written notice of such breach, violation or failure to the Purchaser; provided, further, that the right to terminate this Agreement pursuant to this Section 4.1(c) shall not be available to Seller if Seller is then in material breach of this Agreement;

(d)           by the Purchaser or Seller if the Closing has not occurred and been consummated on or prior to January 31, 2026 (the “Termination Date”); or

(e)           by the Purchaser or Seller if there is any final, non-appealable law, or order enacted, promulgated, issued, entered, amended or enforced by any governmental entity enjoining, restraining, preventing or prohibiting consummation of the Closing or the Transactions or making the consummation of the Closing or the Transactions illegal.

Section 4.2               Effect of Termination. If this Agreement is validly terminated pursuant to Section 4.1, this Agreement shall be null and void and have no force or effect and all rights, obligations and liabilities of each Party hereunder shall immediately terminate and no Party shall have any obligation or liability to any Party or other person arising from, under or relating to this Agreement, any Transaction Document or the Transactions; provided that, no termination shall relieve, any Party from liability for fraud or willful breach of the terms of this Agreement prior to such termination. The provisions of this Section 4.2 and Article V (Miscellaneous), as well as any defined terms used in such sections, shall survive any termination of this Agreement.

Article V

MISCELLANEOUS

Section 5.1               Survival of the Representations, Warranties and Covenants. All representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall survive the Closing.

Section 5.2            Undisclosed Information; Waiver.

(a)                The Purchaser acknowledges that Seller may be in possession of confidential or material, non-public information concerning the Shares and the Company, which, if publicly disclosed, could affect the value of the Shares or may be indicative that the value of the Shares is substantially different than the purchase price being paid for the Shares under this Agreement (“Information”). Notwithstanding any possession of such Information and the absence of disclosure thereof, the Purchaser desires to purchase the Shares for its own business purposes and agrees that Seller shall not have any liability to the Purchaser with respect to the existence, possession or non-disclosure of any Information, whether arising directly, derivatively or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement; provided that nothing in this Section 5.2(a) shall limit, qualify or waive any rights or remedies of the Purchaser with respect to (i) any fraud or willful misconduct by Seller or (ii) any breach of this Agreement. The Purchaser is not waiving, and expressly retains, its right to rely on the express representations, warranties, covenants, and agreements of Seller set forth in this Agreement.

(b)                The Purchaser hereby irrevocably waives any and all actions, causes, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, that it may have or hereafter acquire (“Claims”) against Seller and/or its trustees, agents and/or representatives (collectively, the “Released Persons”) in any way, directly or indirectly, arising out of, relating to or resulting from Seller’s failure to disclose any Information to the Purchaser in connection with the transactions contemplated hereby, including, without limitation, Claims it may have or hereafter acquire under applicable Federal and/or state securities laws. The Purchaser agrees that it shall not institute or maintain any cause of action, suit or complaint or other proceeding against any Released Person as a result of Seller’s or such persons’ failure to disclose any Information to the Purchaser in connection with the transactions contemplated hereby.

(c)                The Purchaser acknowledges that Seller is relying on this letter in engaging in the transaction under this Agreement with the Purchaser, and would not engage in such transaction in the absence of this letter and the acknowledgment and agreement contained herein.

Section 5.3               Governing Law; Jurisdiction and Venue. This Agreement and any action, legal proceeding or counterclaim that arises out of or relates to this Agreement, the other Transaction Documents or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.8 (Notices) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

Section 5.4               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 5.5               Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 5.6               Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.7               Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.8               Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing (email being sufficient) and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by email, on the next business day following delivery to an overnight courier service or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case properly addressed as follows:

If to Seller, to:

The Terence E. Adderley Revocable Trust K

c/o Bodman PLC, 6th Floor at Ford Field

1901 St. Antoine Street

Detroit, MI 48226

Attn: Andrew H. Curoe

Email: ACuroe@bodmanlaw.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Stuart M. Cable and John T. Haggerty

Email: scable@goodwinlaw.com; jhaggerty@goodwinlaw.com

If to the Purchaser, to

Hunt Equity Opportunities, LLC

601 N. Mesa Street, Suite 1900

El Paso, TX 79901

Attn: Paul Donnelly and Kara E. Harchuck

Email: paul.donnelly@huntcompanies.com; kara.harchuck@huntcompanies.com with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Ross A. Fieldston and Jeffrey D. Marell

Email: rfieldston@paulweiss.com; jmarell@paulweiss.com

Any Party may change its address for purposes of this Section 5.8 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.9               Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 5.10            Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.11            Fees and Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.12            Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement and other Transaction Documents or the transactions contemplated hereby and thereby, except as required by applicable law. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, except as required by applicable law and stock exchange rules.

Section 5.13            Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.14            Further Assurances. Each party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 5.15            Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.16            Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TERENCE E. ADDERLEY REVOCABLE TRUST K

By:	/s/ Andrew Curoe
Name:	Andrew H. Curoe
Title:	Co-Trustee

By:	/s/David Larsen
Name:	David P. Larsen
Title:	Co-Trustee

By:	/s/ William Parfet
Name:	William U. Parfet
Title:	Co-Trustee

[Signature Page to Share Purchase Agreement]

Hunt Equity Opportunities, LLC

By:	Hunt ELP, Ltd., its Sole Member

By:	/s/ Ryan McCrory
Name:	Ryan McCrory
Title:	President

[Signature Page to Share Purchase Agreement]